Exhibit 23.2

CONSENT

Linkhome Holdings Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Linkhome Holdings Inc. of our reports dated March 27, 2025 and March 30, 2026, relating to the financial statements of Constant Investments, Inc. (dba Mortgage One Group) as of and for the years ended December 31, 2024 and 2025, respectively, and the related notes thereto, which reports appear in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 10, 2026.

Global First Accounting Group, Inc. is not registered with the Public Company Accounting Oversight Board (PCAOB), and the reports referred to above were issued in accordance with auditing standards generally accepted in the United States of America and Government Auditing Standards, and not in accordance with the auditing standards of the PCAOB.

/s/ Global First Accounting Group, Inc.

Los Angeles, California

September 15, 2026

STRATEGIC TAX PLANNING ● AUDIT & REVIEW (Corporate, Lenders, Escrows) ● BUSINESS CONSULTING
Ph 213.984.2997 / Fax 213.402.6034 / 3600 Wilshire Blvd. Suite 1800, Los Anglels, CA., 90010